UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) (c)
AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. 1)*
Thermage, Inc.

(Name of Issuer)
Common Stock, $0.001 par value per share

(Title of Class of Securities)
88343R 10 1

(CUSIP Number)
December 31, 2007

(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	88343R 10 1	13 G	Page	2	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Institutional Venture Partners VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,008,857 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,008,857 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,008,857 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.57%(3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Y ang (“GYY,” together with IVP VII, IVM VII, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,971,630 shares held by IVP VII; and (ii) 37,227 shares held by IVM VII. IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein. Th e information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.

CUSIP No.	88343R 10 1	13 G	Page	3	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Institutional Venture Management VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,008,857 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,008,857 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,008,857 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.57%(3)

12	TYPE OF REPORTING PERSON*

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,971,630 shares held by IVP VII; and (ii) 37,227 shares held by IVM VII. IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein. Th e information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.

CUSIP No.	88343R 10 1	13 G	Page	4	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Samuel D. Colella

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		58,654 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,008,857 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		58,654 shares of Common Stock

WITH	8	SHARED DISPOSITIVE POWER

2,008,857 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,067,511 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.82%(3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,971,630 shares held by IVP VII; and (ii) 37,227 shares held by IVM VII. IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein. Th e information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.

CUSIP No.	88343R 10 1	13 G	Page	5	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Reid W. Dennis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		26,900 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,008,857 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		26,900 shares of Common Stock

WITH	8	SHARED DISPOSITIVE POWER

2,008,857 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,035,757 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.68%(3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,971,630 shares held by IVP VII; and (ii) 37,227 shares held by IVM VII. IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein. Th e information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.

CUSIP No.	88343R 10 1	13 G	Page	6	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Mary Jane Elmore

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,008,857 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,008,857 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,008,857 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.57%(3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,971,630 shares held by IVP VII; and (ii) 37,227 shares held by IVM VII. IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein. Th e information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.

CUSIP No.	88343R 10 1	13 G	Page	7	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Norman A. Fogelsong

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		31,958 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,008,857 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		31,958 shares of Common Stock

WITH	8	SHARED DISPOSITIVE POWER

2,008,857 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,040,815 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.70%(3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,971,630 shares held by IVP VII; and (ii) 37,227 shares held by IVM VII. IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein. Th e information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.

CUSIP No.	88343R 10 1	13 G	Page	8	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ruthann Quindlen

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		18,566 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,008,857 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		18,566 shares of Common Stock

WITH	8	SHARED DISPOSITIVE POWER

2,008,857 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,027,423 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.65%(3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,971,630 shares held by IVP VII; and (ii) 37,227 shares held by IVM VII. IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein. Th e information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.

CUSIP No.	88343R 10 1	13 G	Page	9	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) L. James Strand

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,008,857 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,008,857 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,008,857 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.57%(3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,971,630 shares held by IVP VII; and (ii) 37,227 shares held by IVM VII. IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein. Th e information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.

CUSIP No.	88343R 10 1	13 G	Page	10	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) William P. Tai

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		19,645 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,008,857 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,645 shares of Common Stock

WITH	8	SHARED DISPOSITIVE POWER

2,008,857 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,028,502 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.65%(3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,971,630 shares held by IVP VII; and (ii) 37,227 shares held by IVM VII. IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein. Th e information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.

CUSIP No.	88343R 10 1	13 G	Page	11	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) T. Peter Thomas

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		34,656 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,008,857 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		34,656 shares of Common Stock

WITH	8	SHARED DISPOSITIVE POWER

2,008,857 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,043,513 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.72%(3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,971,630 shares held by IVP VII; and (ii) 37,227 shares held by IVM VII. IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein. Th e information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.

CUSIP No.	88343R 10 1	13 G	Page	12	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Geoffrey Y. Yang

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		41,531 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,008,857 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		41,531 shares of Common Stock

WITH	8	SHARED DISPOSITIVE POWER

2,008,857 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,050,388 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.74%(3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 1,971,630 shares held by IVP VII; and (ii) 37,227 shares held by IVM VII. IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein. Th e information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.

Introductory Note: This Statement on Schedule 13G is filed on behalf of Institutional Venture Partners VII, L.P., Institutional Venture Management VII, L.P., Samuel D. Colella, Reid W. Dennis, Mary Jane Elmore, Norman A. Fogelsong, Ruthann Quindlen, L. James Strand, William P. Tai, T. Peter Thomas and Geoffrey Y. Yang in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Thermage, Inc. (the “Issuer”).
Item 1

(a)	Name of Issuer:	Thermage, Inc.

(b)	Address of Issuer’s
	Principal Executive Offices:	25881 Industrial Boulevard Hayward, California 94545
Item 2
(a)	Name of Person(s) Filing:

Institutional Venture Partners VII, L.P. (“IVP VII”)
Institutional Venture Management VII, L.P. (“IVM VII”)
Samuel D. Colella (“SDC”)
Reid W. Dennis (“RWD”)
Mary Jane Elmore (“MJE”)
Norman A. Fogelsong (“NAF”)
Ruthann Quindlen (“RAQ”)
L. James Strand (“LJS”)
William P. Tai (“WPT”)
T. Peter Thomas (“TPT”)
Geoffrey Y. Yang (“GYY”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners
3000 Sand Hill Road, Building 2, Suite 290
Menlo Park, California 94025

(c)	Citizenship:

IVP VII	California, United States of America
IVM VII	California, United States of America
SDC	United States of America
RWD	United States of America
MJE	United States of America
NAF	United States of America
RAQ	United States of America
LJS	United States of America
WPT	United States of America
TPT	United States of America
GYY	United States of America

(d)	Title of Class of Securities:	Common Stock

(e)	CUSIP Number: 88343R 10 1
Item 3 Not applicable.

Page13 of 17 Pages

Item 4 Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007:

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Reporting Persons	Directly	Power	Power	Power	Power	Ownership	of Class (2)
IVP VII	1,971,630	0	2,008,857	0	2,008,857	2,008,857	8.57%

IVM VII (1)	37,227	0	2,008,857	0	2,008,857	2,008,857	8.57%

SDC (1)	58,654	58,654	2,008,857	58,654	2,008,857	2,067,511	8.82%

RWD (1)	26,900	26,900	2,008,857	26,900	2,008,857	2,035,757	8.68%

MJE (1)	0	0	2,008,857	0	2,008,857	2,008,857	8.57%

NAF (1)	31,958	31,958	2,008,857	31,958	2,008,857	2,040,815	8.70%

RAQ (1)	18,566	18,566	2,008,857	18,566	2,008,857	2,027,423	8.65%

LJS (1)	0	0	2,008,857	0	2,008,857	2,008,857	8.57%

WPT (1)	19,645	19,645	2,008,857	19,645	2,008,857	2,028,502	8.65%

TPT (1)	34,656	34,656	2,008,857	34,656	2,008,857	2,043,513	8.72%

GYY (1)	41,531	41,531	2,008,857	41,531	2,008,857	2,050,388	8.74%

(1)	IVM VII serves as the general partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVM VII, however, they disclaim beneficial ownership of the shares held by IVP VII and IVM VII, except to the extent of their proportionate pecuniary interests therein.

(2)	This percentage is calculated based upon 23,446,637 shares of the Common Stock outstanding (as of October 31, 2007), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on November 9, 2007.
Item 5 Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐
Item 6 Ownership of More Than Five Percent on Behalf of Another Person.
Not applicable.
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.

Page14 of 17 Pages

Item 8 Identification and Classification of Members of the Group.
Not applicable.
Item 9 Notice of Dissolution of Group.
Not applicable.
Item 10 Certification.
Not applicable.

Page15 of 17 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 14, 2008
INSTITUTIONAL VENTURE PARTNERS VII, L.P.
By its General Partner, Institutional Venture Management VII, L.P.

INSTITUTIONAL VENTURE MANAGEMENT VII, L.P.

/s/ Geoffrey Y. Yang Geoffrey Y. Yang General Partner

INSTITUTIONAL VENTURE MANAGEMENT VII, L.P.

/s/ Geoffrey Y. Yang Geoffrey Y. Yang General Partner

/s/ Samuel D. Colella Samuel D. Colella

/s/ Reid W. Dennis Reid W. Dennis

/s/ Mary Jane Elmore Mary Jane Elmore

/s/ Norman A. Fogelsong Norman A. Fogelsong

/s/ Ruthann Quindlen Ruthann Quindlen

/s/ L. James Strand L. James Strand

/s/ William P. Tai William P. Tai

/s/ T. Peter Thomas T. Peter Thomas

/s/ Geoffrey Y. Yang Geoffrey Y. Yang
Exhibit(s):
A — Joint Filing Statement

Page16 of 17 Pages

EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Thermage, Inc. is filed on behalf of each of us.
Dated: February 14, 2008
INSTITUTIONAL VENTURE PARTNERS VII, L.P.
By its General Partner, Institutional Venture Management VII, L.P.

INSTITUTIONAL VENTURE MANAGEMENT VII, L.P.

/s/ Geoffrey Y. Yang Geoffrey Y. Yang General Partner

INSTITUTIONAL VENTURE MANAGEMENT VII, L.P.

/s/ Geoffrey Y. Yang Geoffrey Y. Yang General Partner

/s/ Samuel D. Colella Samuel D. Colella

/s/ Reid W. Dennis Reid W. Dennis

/s/ Mary Jane Elmore Mary Jane Elmore

/s/ Norman A. Fogelsong Norman A. Fogelsong

/s/ Ruthann Quindlen Ruthann Quindlen

/s/ L. James Strand L. James Strand

/s/ William P. Tai William P. Tai

/s/ T. Peter Thomas T. Peter Thomas

/s/ Geoffrey Y. Yang Geoffrey Y. Yang

Page17 of 17 Pages